UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): August 7, 2009 (August 6, 2009)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 6, 2009, Cell Therapeutics, Inc. (the “Company”) entered into the Second Amendment to Acquisition Agreement (the “Second Amendment”), amending the Acquisition Agreement, dated as of July 24, 2007 (the “Acquisition Agreement”), by and among the Company, Cactus Acquisition Corp., Saguaro Acquisition Company LLC, Systems Medicine, Inc. (“SMI”), and Tom Hornaday and Lon Smith, in their capacities as Stockholder Representatives of the SMI stockholders (the “SMI Stockholders”), as amended by that certain First Amendment to Acquisition Agreement, dated as of January 6, 2009 (the “First Amendment”), and that certain Cancellation Agreement, dated as of January 23, 2009 (the “Cancellation Agreement”). Under the Acquisition Agreement, pursuant to which the Company acquired SMI in a stock-for-stock merger, the SMI Stockholders were granted rights to receive potential milestone payments of $5 million and $10 million based on certain FDA milestones for Brostallicin (collectively, the “Earn Out Payment”). Under the First Amendment, the Company agreed to pay the SMI Stockholders an immediate substitute payment of $5 million in lieu of the Earn Out Payment, payable in shares of the Company’s common stock at a price of $0.13 per share (the “Issuance”), provided that the non-accredited SMI Stockholders (the “Nonaccredited Holders”) would instead be paid in cash. On January 23, 2009, the Company received an Additional Staff Determination Letter (the “Determination Letter”) from The NASDAQ Stock Market (“NASDAQ”) stating that the staff had concluded that the Issuance did not comply with the shareholder approval requirements set forth in NASDAQ Marketplace Rule 4350(i)(1)(C), currently codified in NASDAQ Listing Rule 5635(a). NASDAQ Listing Rule 5635(a) requires shareholder approval for shares issued in connection with an acquisition if the issuance or potential issuance is greater than 20% of the shares outstanding prior to the transaction. In response to the Determination Letter, the Company entered into the Cancellation Agreement to cancel the Issuance under the First Amendment and reinstate the original terms of the Acquisition Agreement. Notwithstanding the Cancellation Agreement, the Nonaccredited Holders were paid their pro rata shares in cash, thereby satisfying the Company’s obligation to pay such Nonaccredited Holders their portion of the Earn Out Payment.

Under the Second Amendment, the Company and the SMI Stockholders agreed to replace the Earn Out Payment with an immediate substitute payment of $6 million, payable in that number of shares of the Company’s common stock (the “Substitute Shares”) equal to $6 million divided by the closing price of the Company’s common stock (the “Substitute Share Price”) on the day the Company obtains the requisite shareholder vote (the “Required Shareholder Approval”). The issuance of the Substitute Shares is subject to certain conditions, including, but not limited to, the Required Shareholder Approval (the “Closing Conditions”). If the Closing Conditions are not satisfied, then in lieu of issuing the Substitute Shares, the Company will pay the SMI Stockholders (other than the Nonaccredited Holders) $5 million in cash (the “Substitute Cash”).

A copy of the Second Amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 6, 2009, the Company entered into the Second Amendment. The information provided in the second paragraph of Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

In consideration for the cancellation of the Earn Out Payment under the Acquisition Agreement, upon satisfaction of the Closing Conditions, the Company will issue $6 million to the SMI Stockholders (other than the Nonaccredited Holders), payable in Substitute Shares.

The Substitute Shares will be issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 3.03	Material Modification to Rights of Security Holders.

Upon satisfaction of the Closing Conditions, the Company will issue $6 million to the SMI Stockholders (other than the Nonaccredited Holders), payable in Substitute Shares. The dilutive effect of the issuance of the Substitute Shares will ultimately depend on the Substitute Share Price.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Second Amendment to Acquisition Agreement, dated as of August 6, 2009, by and among Cell Therapeutics, Inc. and each of Tom Hornaday and Lon Smith, in their capacities as Stockholder Representatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: August 7, 2009	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment to Acquisition Agreement, dated as of August 6, 2009, by and among Cell Therapeutics, Inc. and each of Tom Hornaday and Lon Smith, in their capacities as Stockholder Representatives.